Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Director of Investor Relations
Salt Lake City, Utah	Tel: (801) 844-7637
Harris H. Simmons	March 29, 2010
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES RESULTS OF ITS SUBORDINATED

NOTES EXCHANGE OFFER

SALT LAKE CITY, March 29, 2010 — Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today the results of its offer to exchange (the “Exchange Offer”) Zions’ Common Stock for any and all of its outstanding nonconvertible subordinated notes. The Exchange Offer expired at 11:59 p.m., New York City time, on March 26, 2010. In the aggregate, approximately $55.6 million, or approximately 29%, of the total outstanding principal amount of the nonconvertible subordinated notes was validly tendered and not withdrawn in the Exchange Offer. As a result, Zions will issue approximately 2.165 million shares of Common Stock, and prior to payment of professional expenses, common equity will increase by approximately $ 55.6 million.

The three series of nonconvertible subordinated notes that are the subject of the Exchange Offer are Zions’ 2009 5.65% Subordinated Notes due 2014 (CUSIP: 989701AU1) (the “5.65% Notes”), 2009 6.00% Subordinated Notes due 2015 (CUSIP: 989701AV9) (the “6.00% Notes”) and 2009 5.50% Subordinated Notes due 2015 (CUSIP: 989701AW7) (the “5.50% Notes,” and together with the 5.65% Notes and the 6.00% Notes, the “Notes”).

According to information provided by the exchange agent for the Exchange Offer, D.F. King & Co., Inc., the following was validly tendered and not withdrawn in the Exchange Offer:

•

$4.507 million in aggregate principal amount of the 5.65% Notes, representing approximately 13.00% of the $34.68 million aggregate principal amount of 5.65% Notes outstanding prior to the Exchange Offer;

•

$38.142 million in aggregate principal amount of the 6.00% Notes, representing approximately 47.41% of the $80.445 million aggregate principal amount of 6.00% Notes outstanding prior to the Exchange Offer; and

•	$12.932 in aggregate principal amount of the 5.50% Notes, representing approximately 17.24% of the $75.01 million aggregate principal amount of 5.50% Notes outstanding prior to the Exchange Offer.

In the aggregate, Zions will issue approximately 2.165 million shares of Common Stock, representing approximately 1.37% of the Common Stock outstanding (based on the number of shares outstanding as of March 24, 2010), in exchange for the tendered Notes, with cash in lieu of any fractional shares. In addition, Zions will pay cash for accrued and unpaid dividends up to but excluding the settlement date on all Notes accepted in the Exchange Offer. The validly accepted Notes received in the Exchange Offer will be cancelled upon receipt. After settlement of the Exchange Offer, $30.173 million in aggregate principal amount of the 5.65% Notes, $42.303 million in aggregate principal amount of the 6.00% Notes and $62.078 million in aggregate principal amount of the 5.50% Notes will remain outstanding.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as Zions’ financial advisors in connection with the Exchange Offer. They were not engaged in order to and did not solicit any holders of Notes in connection with the Exchange Offer. The financial advisors made no recommendation to holders of Notes as to whether to exchange or refrain from exchanging their Notes.

Questions or requests for assistance may be directed to the information agent for the Exchange Offer, D.F. King & Co., Inc., by calling (800) 269-6427 (toll free) or (212) 269-5550 (collect).

The Exchange Offer was made to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is not an offer to exchange or a solicitation of an offer to exchange with respect to any securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Offer to Exchange. Any representation to the contrary is a criminal offense.

Forward-Looking Information

Statements in this press release that are based on other than historical data, including those contained herein regarding the completion and effect of the Exchange Offer, or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies, procedures or determinations as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of the Company filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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